Consent of Independent Auditors



The Savings Plan Committee
CDI Corporation

We consent to incorporation by reference in the Registration Statement No 333-65879 on Form S-8 of CDI Corporation of our report dated June 8, 2001, relating to the statements of net assets available for plan benefits of the CDI Corporation 401(k) Savings Plan as of December 31, 2000 and 1999, and the related statements of change in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2000 Annual Report on Form 11-K.

/s/ KPMG LLP
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KPMG LLP
Philadelphia, PA
June 27, 2001


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